Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 (the “462(b) Registration Statement”) of United Rentals, Inc. of our reports dated January 25, 2012, with respect to the consolidated financial statements and schedule of United Rentals, Inc., and the effectiveness of internal control over financial reporting of United Rentals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

April 25, 2012